[VALIC logo]

The Variable Annuity Life Insurance Company (the "Company") issues this Single Premium Immediate Variable Annuity Contract to the Owner based on the completed Application and the Single Premium Payment. We will make Income Payments to the Annuitant designated by the Owner beginning on the Income Start Date and continuing thereafter, subject to the terms and conditions of this Contract.

Income Payments paid from the Separate Account are not guaranteed as to dollar amount and may increase or decrease depending on the investment of the Variable Investment Options selected by the Owner. The Owner of the Contract may also select a fixed income investment within this Immediate Variable Annuity Contract.

RIGHT TO CANCEL. If after reading this Contract, the Owner is not satisfied for any reason, the Owner may return it to the Company at its Home Office or to any agent authorized by the Company within 10 days after receiving it (or a longer period if required by the laws of the Issue State). If mailed in the United States in a properly addressed envelope with sufficient first class postage during the Right to Cancel period, it will be deemed to be received by the Company on the date of its postmark, registration or certification. The Company will refund the Single Premium Payment including any expenses and charges, less any prior payments made, and this Contract will be void.

Executed at VALIC's Home Office on the Date of Issue:

(signatures of Mary Cavanaugh and Bruce Abrams)

Secretary President

PLEASE READ YOUR CONTRACT CAREFULLY.

THE CONTRACT IS IRREVOCABLE UPON THE END OF THE RIGHT TO CANCEL PERIOD.

THIS CONTRACT IS A LEGAL CONTRACT BETWEEN THE OWNER AND

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY.

SINGLE PREMIUM IMMEDIATE

VARIABLE ANNUITY CONTRACT

NON-PARTICIPATING/DIVIDENDS ARE NOT PAYABLE

Home Office: 2929 Allen Parkway, Houston, TX 77019

TABLE OF CONTENTS

SECTION Page

CONTRACT DATA PAGE 3

SECTION 1: DEFINITIONS 4-6

SECTION 2: PARTIES INVOLVED

IN THIS CONTRACT

2.01 General 6

2.02 The Owner 6

2.03 The Annuitant and Joint Annuitant 7

2.04 The Beneficiary 7

SECTION 3: INCOME PAYMENTS

3.01 General 7

3.02 Liability for Income Payments 7

3.03 Separate Account 7

3.04 Variable Investment Options 7

3.05 Annuity Income Units 8

3.06 Initial Allocation of the Net Single

Premium Payment 8

3.07 Income Payments 8

3.08 First Variable Income Payment 9

3.09 Subsequent Variable Income Payments 9

3.10 Fixed Income Payments 9

7773.11 Inflation Protection 10

3.12 Delay of Income Payments 10

3.13 Benefit Leveling 10

3.14 Misstatement of Age or Sex 10

3.15 Income Payments to Guardian 10

SECTION 4: INVESTMENT TRANSFERS

4.01 Transfer among Investment Options 11

4.02 Transfer Requests by Telephone 11

4.03 Transfer Restrictions 11

SECTION 5: WITHDRAWALS

5.01 Withdrawals 12

5.02 Restrictions on Withdrawals 12

5.03 Withdrawals from Variable Investment Options 12

5.04 Effect of Withdrawals on Future Variable

Income Payments 13

5.05 Determining the Withdrawal Amount

from Variable Investment Options 13

5.06 Charges for Withdrawals from Variable

Investment Options 13

5.07 Withdrawals from the Fixed Account 13

SECTION 6: DISTRIBUTION UPON DEATH

6.01 General 13

6.02 Notification of Death 14

SECTION Page

6.03 Death of Owner Who Is the Annuitant

prior to the Income Start Date 14

6.04 Death of Owner Who Is Not the Annuitant

prior to the Income Start Date 14

6.05 Death of Annuitant Who Is Not the Owner

prior to the Income Start Date 14

6.06 Death of Owner after the

Income Start Date 15

6.07 Death of Annuitant after the

Income Start Date 15

6.08 Status of Income Payments upon

Notification of Any Death 15

SECTION 7: TAXATION

7.01 General 15

7.02 Status as an Annuity Contract 15

7.03 Taxation on Premium Payment 15

SECTION 8: GENERAL PROVISIONS

8.01 Contract Issue Requirements 15

8.02 Single Premium Payment 16

8.03 Entire Contract 16

8.04 Conformity with Laws 16

8.05 Evidence of Survival 16

8.06 Validity of Trust 16

8.07 Termination of the Contract 16

8.08 Modification of the Contract 16

8.09 Annuity Is Not a "Plan" 16

8.10 Incontestability 16

8.11 Non-participating 16

8.12 Assignment 16

8.13 Reliance on Information by the Company 17

8.14 Protection of Proceeds 17

8.15 Notification 17

8.16 Disclaimer 17

8.17 Liability of the Company 17

8.18 Indemnification of the Company 17

8.19 Reports 18

8.20 Rights Reserved by the Company 18

SECTION 9: SEPARATE ACCOUNT CHARGE

9.01 Separate Account Charge 18

SECTION 1: DEFINITIONS

Definitions used within this Contract, are generally shown in this section; however, certain terms may be defined in other portions of this Contract. Caption and section headings appearing in this Contract are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Contract.

Age: An Annuitant's age at Contract Date as set forth on the Contract Data Page. This age is used in the calculation of Income Payments for any Payout Option containing a life contingency.

Allocation Date: The Valuation Date that the funds are transferred into one or more of the Contract's other Investment Options as set forth on the Contract Data Page.

Annuitant: Any natural person shown on the Contract Data Page whose life is used to determine the amount and duration of any Income Payments made under the Contract involving life contingencies. Unless the text clearly indicates otherwise, the term Annuitant also includes the Annuitant and/or Joint Annuitant.

Annuity Income Unit: An accounting unit of measure used to calculate variable Income Payments.

Annuity Income Unit Value: The value of one Annuity Income Unit.

Application: The form required by the Company to be completed by the Owner that, along with the Single Premium Payment, provides the consideration for this Contract.

Assumed Investment Return (AIR): A factor used in calculating the initial and subsequent variable Income Payments. The AIR selected by the Owner is set forth on the Contract Data Page.

Beneficiary : The natural or Non-Natural Person named by the Owner. The Beneficiary may receive certain benefits when there is no longer a living Annuitant or Joint Annuitant. The Beneficiary may succeed to ownership of the Contract in certain circumstances.

Benefit Leveling: The annual adjustment to monthly, quarterly, semiannual, or annual variable Income Payments to make Income Payments equal in amount during the following twelve months.

Code: The Internal Revenue Code of 1986, as amended. References to specific sections of the Code include any applicable regulations issued according to such sections.

Company: The Variable Annuity Life Insurance Company ("VALIC").

Contract: This written agreement between the Owner and the Company.

Contract Data Page: Page 3 (and 3A, if applicable) of this Contract which details information about the following: 1) the Payout Option selected; 2) the frequency of Income Payments; 3) the Period Certain Income Payments, if applicable; 4) the parties to this Contract; 5) the Income Payment dates; 6) the Contract Date; 7) the Assumed Investment Return; and 8) Contract charges and expenses.

Contract Date: The date the Contract is issued by the Company and becomes effective after receiving: 1) the Premium Payment; 2) the Application; and 3) all necessary paperwork required by the Company.

Division: One of several different investment options into which the Separate Account is divided. Each Division invests in shares of an Investment Fund.

ERISA: Employee Retirement Income Security Act of 1974, as amended. References to specific section of ERISA include any applicable regulations issued according to such sections.

Fixed Account: The portion of the Net Single Premium Payment allocated to the Company's general account. During the term of the Payout Option selected and regardless of investment results achieved by any funds allocated to the Separate Account, the Company guarantees payment of the fixed Income Payment amount shown on the Contract Data Page based on the amount allocated to the Fixed Account, the Payout Option selected and the age of the Annuitant and Joint Annuitant, if applicable. Funds allocated to the Fixed Account cannot be reallocated to provide for variable Income Payments.

Income Payment: The series of periodic annuity payments that are paid to the Annuitant. Income Payments may be variable and fixed, variable only, or fixed only based upon the investment options selected by the Owner.

Income Payment Date: The day of the month or date that Income Payments will be made as set forth on the Contract Data Page.

Income End Date: The date guaranteed Income Payments end as set forth on the Contract Data Page.

Income Start Date: The date Income Payments begin. The Income Start Date selected must be set no later than one year from the Contract Date.

IRA Contract: A Contract issued as an Individual Retirement Annuity (IRA) as defined under section 408(b) of the Code or as a Roth IRA as defined under section 408A(b) of the Code. For IRA Contracts, the Annuitant and the Owner must be the same person.

Investment Fund: The investment portfolio which is the underlying investment medium for a Variable Investment Option.

Investment Options: Together, the Fixed Account and the Variable Investment Options make up the Investment Options.

Joint Annuitant: A natural person other than the Annuitant upon whose continuation of life is used to determine any Income Payments involving life contingencies. A Joint Annuitant can be selected only if one of the joint life Payout Options is selected.

Modal Period: The period of time (mode), at the end of which an Income Payment is made. Such period is set forth on the Contract Data Page.

Net Asset Value: The daily value of the underlying funds after charges and expenses of the fund have been deducted.

Net Single Premium Payment: The Single Premium Payment less state premium taxes, and any other charges or expenses, if applicable.

Non-Natural Person: A corporation, trust or other non-living entity.

Non-Qualified Contract: A Contract that is not defined as a Qualified Contract or an IRA Contract.

Owner: The natural or Non-Natural Person named on the Contract Data Page to hold this Contract and to exercise all rights and privileges under it. For purposes of Internal Revenue Code Section 72(s), the Owner is the "holder" of this Contract.

Payout Option: The Income Payment option selected by the Owner and set forth on the Contract Data Page.

Period Certain: The non-life contingent time period for Period Certain Payout Options during which Income Payments are guaranteed regardless of any Annuitant being alive on the Income Payment Date.

Plan: An employer-sponsored retirement or annuity purchase arrangement for which this Contract is issued.

Qualified Contract: A Contract purchased with funds from a retirement Plan that meets the requirements of Code Section 401(a), 403(a), 403(b), or certain deferred compensation plans under Code Section 457. If the Contract is issued as a Qualified Contract, the Contract is subject to the provisions of the Plan as further explained in Section 2.02.

Required Minimum Distribution: If a Contract is purchased as an IRA Contract or Qualified Contract, the Owner's benefits under the Contract must satisfy the Required Minimum Distribution rules as provided for by various provisions of the Code.

Separate Account: A segregated investment account entitled "Separate Account A" established by the Company to separate assets into Divisions that fund the variable benefits for the class of contracts to which this Contract belongs.

Single Premium Payment: The amount shown on the Contract Data Page paid to the Company for the purchase of this Contract. This amount may be cumulative and come from one or more sources.

Valuation Date: Any day the New York Stock Exchange is open for trading, except for normal business holidays. The Valuation Date ends when the New York Stock Exchange closes.

Variable Investment Options: The Investment Funds in which the Divisions invest.

We, Our, Us, Company: The Variable Annuity Life Insurance Company.

Written, In Writing: A written request or notice, signed, dated and received at an address designated by the Company in a form the Company accepts. The Owner may ask the Company for the acceptable format(s). For certain types of written requests, the Company reserves the right to require that the signature be notarized and/or guaranteed by a member firm of a major stock exchange or other institution qualified to give such a guaranty.

SECTION 2: PARTIES INVOLVED

IN THIS CONTRACT

2.01 GENERAL

Unless otherwise provided, all references in the Contract in the singular form will include the plural form and all references in the plural form will include the singular form.

Several persons may play a role in this Contract. These include 1) the Owner; 2) the Annuitant; and 3) the Beneficiary.

Once elected on the Application, the Annuitant, the Joint Annuitant and the Payout Option cannot be changed.

2.02 THE OWNER

Unless otherwise provided, the Owner has all the rights and duties set forth in this Contract. For IRAs, the Owner and Annuitant must be the same individual, and neither Owner nor Annuitant may be changed under the Contract unless permitted by applicable law. For Qualified Contracts, the Owner must be the Annuitant, Plan, Plan sponsor or qualified trust, as applicable.

Upon application, the Owner may designate or elect:

  An Annuitant and Joint Annuitant, if applicable.

  A Beneficiary and a contingent Beneficiary.

  The income payment features to include: Modal Period; Payout Option; and Income Start Date.

  The initial allocation of the Net Single Premium Payment to the Variable Investment Options and/or the Fixed Account.

  Benefit Leveling.

  Inflation Protection.

On and after the Income Start Date, the Owner has the right to:

  Name a different Owner for Non-Qualified Contracts.

  Change the Beneficiary and/or the Contingent Beneficiary.

  Elect, discontinue or change the Electronic Funds Transfer (EFT) of Income Payments.

  Modify income tax withholding from Income Payments.

  Transfer funds to the Fixed Account and among the Variable Investment Options, subject to the Transfer Restrictions found in Section 4.04.

  Elect or discontinue Benefit Leveling.

Most changes the Owner makes will be legally binding on the Company and take effect after we receive and acknowledge the Owner's Written request. If the Owner makes an ownership or Beneficiary change, the change will take effect as of the date the Owner signs the change document. The Company is not liable, however, for any payment we make or other action we take before receiving and acknowledging the Owner's Written request or change document.

The Owner remains liable for any and all federal tax consequences under this Contract. Unless otherwise directed, the Company will mail all tax forms to the Owner of this Contract. The Company reserves the right to refuse to send tax forms to someone other than the Owner, such as the Annuitant.

If this Contract is issued as a Qualified Contract, certain Plan provisions required by the Code, ERISA or other applicable laws may limit the Owner's rights under this Contract. The provisions may:

  Require consent of the Owner's spouse before the Owner may elect to receive Income Payments.

  Require that the Owner's spouse be designated as Beneficiary.

  Require that Income Payments be made in the form of a Joint and Survivor Annuity for the Owner and the Owner's spouse unless both consent to a different form of Payout Option.

2.03 THE ANNUITANT AND JOINT ANNUITANT

The Annuitant's (and any Joint Annuitant's, if applicable) life expectancy is used to determine the amount and duration of any Income Payments made under Payout Options involving life contingencies. Once designated, the Annuitant (and any Joint Annuitant, if applicable) cannot be changed. A Joint Annuitant is permitted only if one of the joint life Payout Options is selected.

2.04 THE BENEFICIARY

The Owner may name one or more Beneficiaries to receive separate percentage interests payable under this Contract. Each such Beneficiary may separately exercise the rights that a Beneficiary has under this Contract.

SECTION 3: INCOME PAYMENTS

3.01 GENERAL

Payments must be at least equal to one hundred ($100.00) dollars per Modal Period. The Company reserves the right to use a less frequent Modal Period, but not less frequently than annually, to make Income Payments at least equal to one hundred ($100.00) dollars. All Income Payments will be made in U.S. dollars. The Company reserves the right to refuse to send Income Payments to an address other than a U.S. address.

The Owner is responsible for informing the Company of the Annuitant's current address of record. The Company will not pay interest on amounts represented by uncashed Income Payment checks if the postal service or delivery service is unable to deliver checks to the Annuitant's address of record. Uncashed variable Income Payments will not participate in the performance of the Variable Investment Options.

    LIABILITY FOR INCOME PAYMENTS

The Owner and any successor Owner assume all responsibility for claims against the Company arising out of any Income Payments made as directed by the Owner. The Owner agrees to indemnify, defend and hold the Company harmless for such claims. Anyone who receives Income Payments that should not have been made will be liable to the Company for those payments.

3.03 SEPARATE ACCOUNT

The Separate Account is established and maintained by the Company for the purpose of investing amounts allocated to it from variable contracts issued by the Company. The assets of the Separate Account are owned by the Company, are held separately from other assets of the Company and are not chargeable with liabilities arising out of any other business of the Company.

Nothing contained in this Contract shall be construed as to give the Owner any rights, title or interest in any of the assets held by the Separate Account. The Company has the right to transfer to the Company's general account any assets of the Separate Account that are in excess of the liabilities of the Separate Account.

3.04 VARIABLE INVESTMENT OPTIONS

The Separate Account is made up of one or more Divisions, each of which invests in a specific Investment Fund available under the Contract. The Company reserves the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares that are held by any Division or that the Division may purchase. The Owner will be given notice of the Company's intention to make a substitution.

Interests in a Division are purchased at Net Asset Value and are valued on each Valuation Date. The Owner shares in the income, gains and losses of the Variable Investments Options for which the Net Single Premium Payment has been allocated. The Company reserves the right to limit allocations among Investment Options to twenty at any one time.

The Company does not guarantee the investment performance of the Variable Investment Options. The Owner bears the full investment risk for amounts allocated to the Variable Investments Options.

3.05 ANNUITY INCOME UNITS

Upon applying the Net Single Premium Payment, the company calculates the number of Annuity Income Units associated with each Payout Option (for variable Income Payments) as determined by the currently used annuity rate factors. The Annuity Income Unit Value will vary from one Valuation Date to the next based on the investment experience of the Investment Fund in which the Division invests and the deduction of certain Separate Account charges and expenses.

In determining the Annuity Income Unit Values, the Company applies a Separate Account Charge (Section 9.01) against the daily value of the assets of each Variable Investment Option. The maximum amount of this charge is shown as a percentage on the Contract Data Page.

The number of Annuity Income Units for each Variable Investment Option will generally remain constant, subject to the following exceptions:

  If value is transferred from one investment option to another.

  If value is withdrawn from the Contract.

  With respect to variable Income Payments, if the selected payment option requires a reduction in the payment amount to the surviving Annuitant when the Period Certain ends. Upon the death of the Annuitant, the payment reduction is achieved by reducing the number of Annuity Income Units.

3.06 INITIAL ALLOCATION OF THE NET SINGLE PREMIUM PAYMENT

The Owner determines the initial allocation of the Net Single Premium between the Fixed Account and the Variable Investment Options of the Separate Account. The Owner may choose to allocate the Net Single Premium Payment to all variable, all fixed or a combination of fixed and variable Income Payments.

Allocation percentages to the Variable Investment Options must be in whole percents. If you choose to allocate funds to a Variable Investment Option, the initial allocation cannot be less than [5%] and the total of all allocations must be equal to 100%.

If funds are allocated to the Fixed Account, the allocation cannot be less than [5%] of the Net Single Premium Payment. The Net Single Premium Payment allocated to the Fixed Account will be placed in the Company's general account.

The Net Single Premium Payment initially allocated to the Separate Account will be applied within two (2) Valuation Dates from the later of the receipt of the Premium Payment or the date all requirements to put the Contract in force are satisfied.

If any requirement is not satisfied within five (5) Valuation Dates, the Company reserves the right to return the Premium Payment and all paperwork to its source unless the Contract Owner provides the Company with Written authorization to hold the paperwork and/or the Premium Payment (in a non-interest bearing account) until all requirements are satisfied.

The Company reserves the right to restrict the Investment Options and/or allocate the Net Single Premium Payment to the Money Market Investment Option for a period of 15 days (or at the end of the Right to Cancel period, if longer). After 15 days, the Company will transfer the value of the funds from the Money Market Investment Option into the Investment Option(s) selected on the Application by the Owner. These Investment Options are set forth on the Contract Data Page.

3.07 INCOME PAYMENTS

The Company will guarantee the dollar amount of any fixed portion of each Income Payment; however, the amount of the variable Income Payments will depend upon the investment experience of the underlying funds and is not guaranteed by the Company.

For variable only Income Payments, the amount of the Income Payments will vary with the investment performance of the Divisions during each Modal Period. For fixed only, the amount of the Income Payments will be as determined on the Contract Data Page, unless funds are withdrawn from the Fixed Account or transferred from a Variable Investment Option to the Fixed Account during the Modal Period.

For a combination of fixed and variable Income Payments, a portion of each Income Payment will vary and a portion will remain as determined on the Contact Data Page.

3.08 FIRST VARIABLE

INCOME PAYMENT

The following factors may determine the amount of the first variable Income Payment:

  The portion of the Net Single Premium Payment allocated to the Variable Investment Options.

  The value of the annuity unit on the Valuation Date prior to the Income Start Date.

  The Allocation Date, if applicable.

  The Age and sex (sex distinct basis) or Age only (unisex basis) of the Annuitant (and Joint Annuitant, if any).

  The Payout Option elected.

  The frequency of Income Payments.

  The Income Start Date.

  The deduction of applicable premium taxes and fees.

  The Contract Date.

  The Assumed Investment Return (AIR).

3.09 SUBSEQUENT VARIABLE INCOME PAYMENTS

All variable Income Payments will be valued on a Valuation Date prior to the Income Payment Date. This Valuation Date is the date that funds are extracted from the Variable Investment Option in order to timely deliver the Income Payment to the Annuitant.

On the Income Start Date and during each Modal Period thereafter, the Company will calculate the variable Income Payments to reflect the investment performance of each Variable Investment Option selected by the Owner. The dollar amount of the variable Income Payment is determined as follows:

  Determine the Annuity Income Units:

  The portion of the first Income Payment funded by a particular Variable Investment Option is divided by the Annuity Income Unit Value for that option as of the Contract Date.

  The Annuity Income Units remain constant, subject to the following exceptions:

  If value is withdrawn or transferred from one investment option to another.

  Upon the death of the Annuitant under a joint annuity Contract and after the end of the Period Certain if the Income Payments to the Joint Annuitant reduce, as indicated on the Contract Data Page.

  The number of Annuity Income Units for each Variable Investment Option is multiplied by the Annuity Income Unit value for that option on the Valuation Date for which the payment is being calculated. The sum of these figures for all the Variable Investment Options in which the Owner invests establishes the dollar amount of the variable Income Payments. If net Performance of each Modal Period (after deducting all charges) is exactly equal to the AIR, the variable Income Payments will not change. If net performance is less than the AIR, Income Payments will decrease. If net performance is more than the AIR, Income payments will increase.

3.10 FIXED INCOME PAYMENTS

Fixed Income Payments represent obligations of the Company's general account. The Owner may designate all or a portion of the Net Single Premium Payment to fixed Income Payments. The fixed income amount, if selected, is shown on the Contract Data Page. At any time after the Right to Cancel period (as designated on the cover page of this Contract), the Owner may elect to transfer any or all of the Contract's variable Income Payments to provide for fixed Income Payments. Once amounts are allocated for fixed Income Payments, they cannot be reallocated for variable Income Payments.

3.11 INFLATION PROTECTION

Inflation Protection provides for an annual increase of [2%-6%] in the amount of Fixed Income Payments. Income Payments will be lower on the Income Start Date and will increase annually at the rate set forth on the Contract Data Page. For IRAs and Qualified Contracts, the Company reserves the right to discontinue Inflation Protection or to limit the rate of increase in order to comply with Required Minimum Distribution rules.

3.12 DELAY OF INCOME PAYMENTS

The Company reserves the right to suspend or postpone any type of payment or reallocation from the Variable Investment Options for any period when:

  The New York Stock Exchange is closed for other than customary weekend and holiday closings;

  Trading on the New York Stock Exchange is restricted;

  An emergency exists as a result of which it is not reasonable or practicable to dispose of securities held in the Separate Account or determine their value; or

  The Securities and Exchange Commission so permits delay for the protection of security holders.

3.13 BENEFIT LEVELING

If the Owner elects Benefit Leveling, periodic variable Income Payments will be adjusted to reflect the performance of the Variable Investment Options annually, instead of with every payment. On the Income Start Date, the number of Annuity Income Units necessary to make the payments for the following twelve months will be calculated. The level payments calculated on each subsequent anniversary of the Income Start Date could be higher or lower than the level payments for the previous period.

An election to start Benefit Leveling will take effect on the next anniversary of the Income Start Date.

Once selected, Benefit Leveling will automatically renew at the end of each period. The Owner must notify the Company at least 30 business days prior to this renewal in order to discontinue Benefit Leveling.

An election to discontinue Benefit Leveling will take effect no sooner than the end of the current Benefit Leveling period. During any Benefit Leveling period, no withdrawals will be allowed from any Payout Options other than Period Certain Only. The Company reserves the right to discontinue Benefit Leveling at any time. If this feature is discontinued, leveled Income Payments will continue until the end of the current Benefit Leveling period.

3.14 MISSTATEMENT OF AGE OR SEX

If the Annuitant's or Joint Annuitant's (1) Age or sex (if this Contract was issued on a sex distinct basis); or (2) Age (if this Contract was issued on a unisex basis) has been misstated, Income Payments will be adjusted to the correct amount for the true Age or sex. If a misstatement caused the Company to make an overpayment, the Company will deduct the amount of the overpayment from succeeding Income Payments. The Owner will be liable to the Company for the difference between the amount of any overpayments made and the amount of any remaining Income Payments. If the misstatement caused the Company to make an underpayment, the Company will make up the difference immediately. Overpayments and underpayments will not be made up with interest.

3.15 INCOME PAYMENTS TO GUARDIAN

Income Payments may be made at the Company's discretion to the Owner's or Annuitant's duly authorized or qualified representative. This includes without limitation, custodian, guardian, committee or attorney-in-fact, during any period that the Owner or Annuitant is incapable of executing a valid receipt for such payments. Any payments made according to this paragraph shall completely discharge the Company from any liability for the responsibility of making payments under this Contract.

SECTION 4: INVESTMENT TRANSFERS

4.01 TRANSFERS AMONG

INVESTMENT OPTIONS

Subject to the "Transfer Restrictions" (Section 4.03), amounts allocated to the Variable Investment Options for variable Income Payments may be transferred among available Investment Options at any time.

The Owner either In Writing or over the telephone can make transfers. The Owner will need to notify the Company In Writing if someone other than the Owner is authorized by the Owner to make transfers in writing or by telephone.

4.02 TRANSFER REQUESTS BY TELEPHONE

The Company will honor transfers by telephone from any person who provides the correct information. Therefore, there is a risk of possible loss to the Owner if unauthorized persons use this service in the Owner's name. Under telephone transfers, the Company will not be liable for any acts or omissions based upon instructions that the Company reasonably believes to be genuine, including losses arising from errors in the communication of telephone transfer instructions.

4.03 TRANSFER RESTRICTIONS

  The Company reserves the right to limit the number and frequency of transfers (minimum period of time between transfers) or dollar amount of transfers. The Company also reserves the right to restrict the method and manner of providing or communicating transfers or reallocation instructions.

  The Company reserves the right to suspend the Owner's transfer privilege.

  Transfers will take effect as of the same Valuation Date on which the Company receives the transfer request, unless the request is received after the close of the New York Stock Exchange. Then, the transfer will take effect on the next Valuation Date.

  The allocation of variable Income Payments after any transfer must result in at least [5%] of the total variable Income Payments being derived from each of the utilized Variable Investment Options.

  Amounts allocated for fixed Income Payments may not be reallocated for variable Income Payments.

  Transfers cannot be made during the Right to Cancel period if the Company has exercised its right to hold funds in the Money Market Investment Option.

  The Company reserves the right to charge a [$12.00-$25.00] transfer fee for each transfer over [12] transfer days per Contract year.

The Contract is not designed for short-term trading or "market timing" organizations or individuals engaged in trading strategies that include programmed transfers, frequent transfers or transfers that are large in relation to the total assets of an underlying Investment Option. These trading strategies may be disruptive to the underlying Investment Options and are thereby potentially harmful to Contractholders. If we determine, in our sole discretion, that transfer patterns among the Variable Investment Options reflect a potentially harmful strategy, we reserve the right to take action to protect the other Contractholders. Such action may include, but would not be limited to, restricting the frequency of or method for requesting transfers among Investment Options, or otherwise restricting transfer options in accordance with state and federal rules and regulations. We reserve the right to modify these policies at any time.

Regardless of the number of transfers made, we will monitor and, upon written notification, may terminate or restrict transfer privileges, if pattern of transfers appears potentially harmful. Some of the factors we will consider include:

  the dollar amount of the transfer;
  the total assets of the Variable Investment Option involved in the transfer;
  the number of transfers completed in the current calendar quarter; or
  whether the transfer is part of a pattern of transfers to take advantage of short-term market fluctuations.

SECTION 5: WITHDRAWALS

5.01 WITHDRAWALS

After the right to cancel period (refer to the cover page of this Contract) the Owner may take a partial or full withdrawal of the present value of the remaining variable Income Payments. The Owner may also make one withdrawal from fixed Income Payments within a six month period beginning on the Income Start Date.

Non-periodic partial or full withdrawals, not including periodic Income Payments, may not receive annuity tax treatment. The IRS may require that the withdrawal value be included as income in the withdrawn, and to the extent so included, taxed as ordinary income. The Owner should consult with a professional tax advisor concerning the tax implications of taking a withdrawal from this Contract.

If this contract is issued under an arrangement intended to comply with Code Section 403(b): To the extent required under Code Section 403(b)(11) and regulations promulgated thereunder, notwithstanding any contrary provision of this Contract, distributions of elective deferrals and earnings thereon may be made only upon or after attaining age 59 1/2, severance of employment, death or disability. Distributions of such elective deferrals, and any earnings thereon as of December 31, 1988, may also be made in the event of a qualifying financial hardship. The same or similar restrictions shall apply to all amounts transferred from a Code Section 403(b)(7) custodial account.

5.02 RESTRICTIONS ON WITHDRAWALS

  No withdrawals are permitted for Lifetime Income Payout Options (single or joint life).

  Withdrawals from Variable Investment Options are limited to one per year.

  A withdrawal from fixed Income Payments is limited to one withdrawal during a six-month period beginning on the Income Start Date.

  The minimum withdrawal amount from either a fixed or variable investment option is [$2,500.00].

  With exception to full withdrawals from Period Certain Only Contracts, withdrawals are not permitted if Benefit Leveling is currently in effect.

  With the exception of full withdrawals from Period Certain Only Contracts, there must be at least five (5) years of Certain Period Income Payments remaining after the withdrawal has been made.

5.03 WITHDRAWALS FROM

VARIABLE INVESTMENT OPTIONS

Full or partial withdrawals from the Variable Investment Options are subject to the restrictions of Section 5.02 and the following Payout Option restrictions:

Lifetime Income (including Joint life) with Period Certain Payout Options: The Owner may take a partial withdrawal of the present value of the variable Income Payments in the Period Certain portion of the Contract. There must be at least five (5) years of Period Certain payments remaining after the withdrawal is taken.

Period Certain Only Payout Options: The Owner may take a full withdrawal of all remaining variable Income Payments.

The withdrawal requests must be In Writing to the Company in a form acceptable by the Company. The Company will pay any amounts withdrawn to the Owner within [15] days of receipt if the Company deems the request to be complete. Withdrawals may be requested only after the Right to Cancel period.

Non-periodic partial or full withdrawals, not including periodic Income Payments, may not receive annuity tax treatment. Before taking a withdrawal from this Contract a tax advisor should be consulted.

5.04 EFFECT OF WITHDRAWALS ON FUTURE VARIABLE INCOME PAYMENTS

A full or partial withdrawal involves a transfer of assets out of a Variable Investment Option. As assets decrease in the Variable Investment Option, the number of Annuity Income Units in the Variable Investment Option must also decrease to reflect the withdrawal of those assets. A full or partial withdrawal will reduce all remaining variable Income Payments (both the life contingent and the Period Certain portions), in addition to the length of the Period Certain.

If funds are transferred from one or more Variable Investment Options, providing for variable Income Payments, to the Fixed Account, providing for fixed Income Payments, at any time after a withdrawal from the Contract has been taken, the Period Certain, if any, related to those transferred funds, will remain shortened (as described in the preceding paragraph). The Period Certain applicable to any pre-existing funds in the Fixed Account, providing for fixed Income Payments, will not be affected. When the Owner requests a withdrawal, the Company will take amounts from the Variable Investment Options in which this Contract is then invested in the same proportion as the value invested in each Variable Investment Option on the date of the withdrawal. Since the amount of Income Payments changes during the next Modal Period, reduction in Income Payments due to the withdrawal will be delayed until that time.

5.05 DETERMINING THE WITHDRAWAL AMOUNT FROM VARIABLE INVESTMENT OPTIONS

In determining the amount of the withdrawal, only the present value of the variable Income Payments will be used. No fixed Income Payments will be used in determining the withdrawal values.

The Company will calculate the present value of the variable Income Payments during the Period Certain by discounting the payments at the AIR less any fees, if applicable. The future variable Income Payment amount used in this calculation is determined by multiplying the Annuity Income Unit Value next computed after receipt of the withdrawal request by the current number of Annuity Income Units for each Variable Investment Option.

5.06 CHARGES FOR WITHDRAWALS FROM VARIABLE INVESTMENT OPTIONS

Any non-periodic full or partial withdrawal from the Variable Investment Options (subject to the restrictions and requirements of Section 5), will be assessed the following withdrawal charge:

Contract year Charge

1 - 3 [2%] of amount withdrawn

4 - 8 [1%] of amount withdrawn

9 - Contract End Date 0%

5.07 WITHDRAWALS FROM THE FIXED ACCOUNT

Within six months of the Income Start Date, (refer to the Contract Data Page) the Owner may make one withdrawal of 25%, 50%, 75%, or 100% of the present value of the remaining Fixed Income Payments. If less than 100% of the remaining value is withdrawn, the Income Payments will be adjusted accordingly.

On any date within this six month period, the Company will calculate the withdrawl value as the present value of future guaranteed Income Payments using interest rates which are 1% higher than those used in determining the guaranteed Income Payments.

Withdrawals from the Fixed Account are subject to the restrictions in Section 5.02 and are available only under the following Payout Options:

  Period Certain Only.

  Payments of a Designated Amount.

SECTION 6: DISTRIBUTION

UPON DEATH

6.01 GENERAL

Upon the death of the Owner, the Company will pay the following persons in the following order unless otherwise indicated on the Application and approved by the Company:

  the Annuitant(s), if any.

  the Beneficiary(ies), including any contingent beneficiaries.

  the estate of the Owner.

Subject to the Payout Option elected, we will pay the Beneficiary as follows:

If a simultaneous death occurs and the Company cannot determine whether an Owner or a Beneficiary died first, we will assume that the Beneficiary died first and make payments on that basis unless an endorsement to this Contract provides otherwise.

If we cannot obtain a mailing address for the designated Beneficiary using methods allowed by and within the period required by applicable state or federal regulations, then we will deem the Owner to have no designated Beneficiary and we will pay the proceeds according to the applicable law and subject to the Plan, if applicable.

6.02 NOTIFICATION OF DEATH

The death of the Owner or Annuitant must be reported to the Company immediately. The Company will require certified proof of death in the following form:

  A certified copy of the death certificate.

  Another form or document as may be required by the Issue State indicated on the Contract Data Page.

The Company is entitled to recover any overpayments made because of failure to timely notify the Company of death. The Owner or any successor Owner is liable to the Company for any overpayments, including any overpayments made to a guardian other than the Owner. The Company is not responsible for any mispayments that result from failure to timely notify the Company of such death.

6.03 DEATH OF OWNER WHO IS THE ANNUITANT PRIOR TO THE INCOME START DATE

Upon the death of the Owner, who is shown on the Contract Data Page as the Annuitant, the account value of the Period Certain portion (the entire interest) of this Contract must be paid by the end of the calendar year containing the fifth anniversary of that Owner's death. However, each person who is or becomes the Beneficiary may elect to have this entire interest paid over his or her lifetime or over a period not exceeding his or her life expectancy.

Payments are to begin on or before the end of the calendar year immediately following the year in which the Owner died.

6.04 DEATH OF OWNER WHO IS NOT THE ANNUITANT PRIOR TO THE INCOME START DATE

Upon the death of any Owner, who is not the same as the Annuitant, the account value of the Net Single Premium Payment must be paid by the end of the calendar year containing the fifth anniversary of that Owner's death. However, each person who is or becomes the Beneficiary may elect to have the entire interest paid over his or her lifetime or over a period not exceeding his or her life expectancy.

Payments are to begin on or before the end of the calendar year immediately following the year in which the Owner died.

6.05 DEATH OF ANNUITANT WHO IS NOT THE OWNER PRIOR TO THE INCOME START DATE

Upon the death of the Annuitant who is not also the Owner, the Contract remains in force and makes Income Payments according to the Period Certain portion of the Payout Option, if applicable, found on the Contract Data Page of this Contract. For a Joint Annuitant Contract, the Income Payments continue for the longer of (1) the life of the Joint Annuitant or (2) the Period Certain, if applicable.

If the Contract is a Lifetime Income Only Payout Option and the Annuitant dies prior to the Start Date, the Contract will be cancelled and the Single Premium Payment will be refunded to the Owner unless a Joint Annuitant is named on the Contract Data Page. If either the Annuitant or a Joint Annuitant dies prior to the Start Date, the Income payment will be adjusted so that it equals what would be paid under a Single Life Annuity Option issued to the surviving Annuitant.

Upon the death of both Annuitants under a Joint Annuity Contract, if no Period Certain Income Payments have begun, then the Contract terminates immediately and the Single Premium Payment will be returned to the Owner.

6.06 DEATH OF OWNER AFTER THE INCOME START DATE

Upon the death of the Owner after the Income Start Date, any remaining Income Payments will be made as specified by the terms of the Payout Option selected, as set forth on the Contract Data Page. Payments will be made at least as rapidly as under the distribution method being used prior to the death of the Owner.

6.07 DEATH OF ANNUITANT AFTER THE INCOME START DATE

If the death of the Annuitant occurs after the Income Start Date, any remaining Period Certain Income Payments or Payments for a Certain Amount, if applicable, will be paid. Under a Joint Annuity Payout Option, upon the death of one Annuitant, Income Payments will be paid according to the Payout Option set forth on the Contract Data Page. Upon the death of all Annuitants, any remaining Period Certain Income Payments, if applicable, will be paid. If no Annuitant survives and there are no Period Certain Income Payments remaining, then Income Payments will cease and this Contract will terminate.

6.08 STATUS OF INCOME PAYMENTS UPON NOTIFICATION OF ANY DEATH

Upon learning of the death of an Annuitant, Owner, or Beneficiary, the Company may suspend future Income Payments until proof of death and/or any other forms as may be required by the Company are received in the Home Office. All suspended Income Payments due and owing will remain invested as last instructed by the Owner.

SECTION 7: TAXATION
7.01 GENERAL

The tax information contained in this Contract is intended to be general and such information is not intended to offer legal or tax advice. The Owner should consult with his or her professional tax advisor concerning matters relating to:

  Minimum Distribution Requirements.

  Taxation of Income Payments.

  Income tax penalties applied to premature distributions.

  Federal estate laws.

  Gift tax laws.

  State inheritance tax laws.

  Non-periodic withdrawals.

The Company will be under no obligation for any tax or tax penalties imposed by the Code or by any other applicable federal or state law, rule or regulation.

7.02 STATUS AS AN

ANNUITY CONTRACT

On the Contract Date, this Contract is intended to qualify as an "annuity contract" under the Code. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Code section 72(s) and other relevant Code sections. In no event shall any payment be deferred beyond the time limits permitted by Code section 72(s) or 401(a)(9). The Company reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as may exist from time to time.

7.03 TAXATION ON PREMIUM PAYMENT

Some states and other government entities impose a premium tax on annuities. The Company reserves the right to deduct charges for any state premium or other tax that the Company determines may be applicable to this Contract.

SECTION 8: GENERAL PROVISIONS

8.01 CONTRACT ISSUE REQUIREMENTS

The Company will not issue a Contract unless the Company has received all the information necessary to issue the Contract; and the Company receives the entire Single Premium Payment. If the information needed to issue the Contract is not received within five (5) Valuation Dates, the Company will return the premium unless the Owner allows the Company to keep the Single Premium Payment until the necessary information is received, in accordance with the Initial Allocation of the Net Single Premium Payment (Section 3.06).

8.02 SINGLE PREMIUM PAYMENT

The premium for a Contract is [$20,000.00]. Amounts less than [$20,000.00] may be accepted with prior home office approval. This is a Single Premium Payment Contract; no additional premiums will be accepted.

8.03 ENTIRE CONTRACT

The entire Contract is made up of this Contract, the Application, and any approved endorsements added to this Contract. The Company relies on all statements made in the Application. All statements made in the Application will be deemed representations and not warranties. If any part of this Contract is found to be invalid, all other parts will remain in effect.

8.04 CONFORMITY WITH LAWS

To the extent the Contract conflicts with any applicable federal or state law, regulation or ruling, the Contract shall be deemed to conform with the minimum requirements of such law, regulation or ruling, and the Contract shall be administered accordingly.

8.05 EVIDENCE OF SURVIVAL

Where any payments under this Contract depend on a person being alive on a given date, the Company may require proof that such person is living. Such proof may be required before making Income Payments.

8.06 VALIDITY OF A TRUST

The Company is not required to verify the validity or effect of a trust, the scope of the trustee's authority, or a trust's use of payments according to the terms of the trust agreement. Payment made to a trust will release the Company of all contractual obligations to the extent of the payment.

8.07 TERMINATION OF THE CONTRACT

This Contract terminates:

  On the date indicated as the Income End Date on the Contract Data Page for Contracts with a Payout Option that is Period Certain with no life contingencies.

  For all other Contracts, on the date that all Period Certain Income Payments, if applicable, have been made and no Annuitant is living.

8.08 MODIFICATIONS TO THE CONTRACT

Only an Officer of the Company can change or waive any provisions of this Contract. Any such change or waiver must be in writing. No other person can change or waive any Contract provision. The Company may modify the Contract if required to by state, federal or other relevant law. No change will be made that adversely affects the Owner's rights unless the change is required by law.

The Company may also find it necessary to modify this Contract in order to maintain its status as an annuity, an IRA Contract or Qualified Contract under the provisions of the Code, or ERISA, or to comply with state law. Such changes will be made by endorsement that will be filed with the applicable state insurance department(s) before its use. The Owner will be provided with a copy of any such endorsement affecting this Contract.

8.09 ANNUITY IS NOT A "PLAN"

This Contract is not a "plan" as defined in ERISA Section 3(3). The Company is not a "fiduciary" under ERISA Section 3(21).

8.10 INCONTESTABILTY

The Company relies on all statements made in the Application and the amendment to Application, if applicable. All statements made in the Application will be deemed representations and not warranties. If any part of this Contract is found to be invalid, all other parts will remain in effect. The Company will not contest this Contract after the Contract Date.

8.11 NON-PARTICIPATING

This Contract is non-participating. It will not share in the distribution of any divisible surplus of the Company. No dividends are payable.

8.12 ASSIGNMENT

Non-Qualified Contracts: The Owner may assign the Contract, the Income Payments or an interest in the Contract. The Company is not responsible for the validity, effect, or tax treatment of any such assignment. No assignment will bind the Company until the Company has received it and recorded it at its Home Office. Once recorded, such assignment shall be effective on the date signed by the Owner. The Owner's rights under this Contract may be affected by an assignment.

Adverse federal income tax consequences may result from an assignment of the Contract. The Owner should consult with a professional tax advisor concerning the tax implications of assigning this Contract.

Qualified Contracts: If this Contract is issued as a Qualified Contract, the Owner's beneficial interest in the Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation. The benefits, values, and rights of the Owner under this Contract are not subject to any creditor claims to the fullest extent permitted by law. The Owner's beneficial interest in the Contract shall be non-forfeitable except to the extent of any vesting schedule which is provided in the Plan and which is consistent with the Code and with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The limitations of this paragraph will not prohibit a loan to the Participant that would be permitted under applicable provisions of the Code and ERISA. This Contract and its rights cannot be transferred to anyone other than Us, except under a domestic relations order properly issued by a court of competent jurisdiction and that complies with ERISA, if applicable.

8.13 RELIANCE ON INFORMATION BY THE COMPANY

The Owner agrees to provide information to the Company at such time, in such manner, and containing such data as may be necessary for the Company to prepare any reports required of the Company, as insurer, or by the Code. The Company may rely on information furnished to it by the Owner to fulfill its obligations under this Contract and shall incur no liability for acting in reliance on such information.

8.14 PROTECTION OF PROCEEDS

To the extent permitted by applicable law, the benefits, values and rights under this Contract are not subject to the claims of creditors or to legal process.

8.15 NOTIFICATION

Any notification required by this Contract will be sent to the Owner by regular mail to the address that the Owner has provided the Company, and this will constitute effective notification. The Owner agrees to immediately notify the Company In Writing of any change in his or her name or address.

8.16 DISCLAIMER

The Company will be under no obligation for any of the following:
For any tax or tax penalties incurred under the Code or under any other applicable federal or state law, rule or regulation.

  To determine whether any contribution, distribution, or transfer under the Contract complies with the provisions, terms, and conditions of any Plan or with applicable law.

  To administer any Plan, including, without limitation, any provisions required by ERISA.

  To provide any notifications or reports required to be made by an employer or any other entity.

8.17 LIABILITY OF THE COMPANY

Action or inaction by the Company based on a reasonable interpretation of the law as to whether the Annuitant has met the Minimum Distribution Requirements or other distribution requirements under the Code or other federal or state law shall create no liability on behalf of the Company if it is subsequently determined that such interpretation is incorrect.

8.18 INDEMNIFICATION OF THE COMPANY

The Company and its representatives will be indemnified and held harmless for any liabilities or costs (including any legal fees incurred by them) which may arise in the performance of the Company's duties under this Contract except for liabilities arising from the Company's or its representatives' negligence or willful misconduct.

8.19 REPORTS

IRA Contracts: The Company will submit annual calendar year reports concerning the status of this Contract, if applicable.

If variable Income Payments are being made, the Company will send to the Owner, a report showing the number of Annuity Units in each Variable Investment Option and the value of each Annuity Unit at least once per year. In addition, the Owner will be sent a confirmation statement each time there is transfer of Annuity Units among Variable Investment Options or to the general account.

All reports will be sent to the Owner's last known address.

8.20 RIGHTS RESERVED BY THE COMPANY

The Company reserves the following rights to:

  Reflect a change in the Separate Account or any Division thereunder.

  Create new Separate Accounts.

  Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

  Transfer any assets in any Division in the Separate Account, or combine the Separate Account with another Separate Account.

  Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another Separate Account.

  Make any new Divisions available to the Owner on a basis to be determined by the Company.

  Substitute for the shares held in any Division the shares of another underlying fund or the shares of another investment company or any other investment permitted by law.

  Make any changes as required by the Code or by any other applicable law, regulation or interpretation in order to continue treatment of this Contract as an annuity.

  Make any changes to comply with the rules of any Fund.

SECTION 9: SEPARATE ACCOUNT CHARGE

9.01 SEPARATE ACCOUNT CHARGE

We deduct a daily charge from the Separate Account. The amount of the charge depends on the Variable Investment Option from which it is deducted, and is imposed at an annual rate which ranges from [.75% to 1.25%] of the assets of the Variable Investment Option. The rate is fixed and may not be increased by Us.

This charge compensates the Company for the insurance benefits provided by the Contract and for expenses associated with the administration of the Contract. These expenses may include, but are not limited to, preparation of the Contract, confirmation statements, annual statements, legal fees, and the maintenance of Contract records.